INVESTORS:                                         MEDIA:
John Standley                                      Karen Rugen
(717) 214-8857                                     (717) 730-7766
Kevin Twomey
(717) 731-6540
or investor@riteaid.com


FOR IMMEDIATE RELEASE
---------------------


     RITE AID COMPLETES NEW $1.85 BILLION SENIOR SECURED CREDIT FACILITY
                                DUE APRIL 2008

            New Facility Replaces Existing Facility Due March 2005
CAMP HILL, PA, May 28, 2003 - Rite Aid Corporation (NYSE, PCX: RAD) announced today that it has completed a new $1.85 billion senior secured credit facility. The facility consists of a $1.15 billion term loan and a $700 million revolving credit facility that will mature in April 2008. The proceeds of the new facility will be used to repay the company's existing $968.6 million senior secured credit facility due March 2005 and its $107 million synthetic lease due March 2005 and to replace the company's existing $407.5 million revolving credit facility. The new $700 million revolving credit facility, which was not drawn down at closing other than to support letters of credit, is $150 million less than previously announced as a result of the company's recently completed $150 million offering of 9.25% Senior Notes due 2013. "The refinancing of our credit agreement is another positive development for Rite Aid," said Bob Miller, Rite Aid chairman and chief executive officer. "The new facility gives us greater flexibility to operate our business because it extends the maturity of a significant portion of our debt by an additional three years and provides more capital to retire shorter maturities and invest in our business. The fact that we were able to complete the refinancing so far ahead of schedule is a tribute to the improvement we continue to make in our operating results."

                                   - MORE -

Rite Aid Release - page 2


Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of nearly $16 billion and approximately 3,400 stores in 28 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our credit facilities and other debt agreements, our ability to improve the operating performance of our existing stores, the outcomes of pending lawsuits and governmental investigations, both civil and criminal, involving our financial reporting and other matters, competitive pricing pressures, continued consolidation of the drugstore industry, third-party prescription reimbursement levels, regulatory changes governing pharmacy practices, general economic conditions and inflation, interest rate movements, access to capital and merchandise supply constraints. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

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